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Exhibit 99.1

WARWICK VALLEY TELEPHONE INVESTS IN NEW ENTERPRISE, BRINGS ADVANCED TELECOMMUNICATIONS SERVICES TO RURAL NEW YORK

Company leads formation of LLC with 25% ownership

Warwick, N.Y. - April 7, 2004

Warwick Valley Telephone Company (Nasdaq: WWVY), today announced it will bring advanced broadband communications services to 54 cities and surrounding communities in rural New York. The company will lead a team of 13 telecommunications firms to organize the Empire State Independent Fiber Network LLC (EsiNet), designed for the construction and operation of a leading-edge communications network. Warwick Valley Telephone will own 25% of the entity as a result of a $950,000 investment derived from its current cash flow. The new company will manage associated facilities, equipment and services, including but not limited to switches and electronic equipment.

Demand for this statewide network is driven by the need for advanced broadband connections to the Public Switched Telephone Network (PSTN), including Internet access, enhanced data services (ATM, frame relay, etc.), Web applications and Web hosting, distributed networks, Virtual Local Area Networks (VLANs), distance learning, video delivery and Synchronous Optical Networking (SONET).

"This is an important step for leaders in the Rural Local Exchange Carrier
(RLEC) community as they prepare for a future in which greater national and global connectivity will be critical to their increased strength and differentiation," said Steve Hilton, Senior Analyst at Yankee Group. "Broadband services clearly help service providers differentiate their bundled offerings to both residential and business customers."

EsiNet will deliver protected access to telecommunications services as well as advanced telecommunications services for residences, educational and health care providers, businesses, libraries and governmental agencies. Because of the urban focus of traditional network providers in the state of New York, connectivity to rural communities is underdeveloped. This presents a prime opportunity for EsiNet member companies to provide advanced telecommunications services to these areas.

"We have become an information-driven society and instant access to data, from both home and work, is critical for all citizens and communities of New York," said Lynn Pike, President and CEO of Warwick Valley Telephone Company. "The citizens of rural New York are the people in most dire need of this statewide transport network and will benefit immensely from the opportunities it will provide."


In today's market, long haul connectivity is not seamless. For example, customers establishing a route between Warwick, New York and Rochester, New York typically require as many as three different networks. Instead of negotiating rates with three different companies at three different price points, New York customers will now benefit from economies of scale and convenience provided by EsiNet's single network with a single point of contact.

EsiNet will operate primarily in New York State and will construct approximately 555 miles of existing member company fiber, approximately 1,253 miles of third-party leased fiber and approximately 350 miles of newly constructed fiber optic facilities. SONET lightwave transport equipment will allow the network members to take advantage of deployment cost savings, dual route protection and advanced, high-bandwidth services. This infrastructure will be able to support leased transport services such as DS-1, DS-3, OC-3, OC-12, Ethernet and Wide Area Network (WAN) services.